UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 24, 2011
GALENA BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
310 N. State Street, Suite 208
Lake Oswego, Oregon 97034

(Address of Principal
Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (855) 855-4253
RXi Pharmaceuticals Corporation
60 Prescott Street, Worcester, Massachusetts 01605

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
Item 8.01 Other Events
Item 9.01 Financial Statements and
Signature
Index to Exhibits
EX-3.1
EX-4.1
EX-10.1
EX-10.2
EX-10.3
EX-10.4
EX-10.5
EX-10.6
EX-99.1

INTRODUCTION
     As reported in Item 5.03, below, on September 26, 2011, we changed the name of our company from RXi Pharmaceuticals Corporation to Galena Biopharma, Inc. (“Galena”) in connection with our planned separation into two companies: (i) Galena, which will operate as a late-stage oncology drug development company; and (ii) RXi Pharmaceuticals Corporation (“RXi”), which is a newly formed subsidiary of Galena that will continue to develop novel RNAi-based therapies utilizing our historical RNAi assets described below under Item 1.01. RXi was initially incorporated as RNCS, Inc. and assumed the name RXi Pharmaceuticals Corporation in conjunction with the change in our name to Galena. Unless the context otherwise indicates, references in this report to the “company,” “we,” “us” or “our” prior to the proposed partial spin-off of RXi collectively refer to Galena, our wholly owned subsidiary, Apthera, Inc. (“Apthera”), and RXi; references to the “company,” “we,” “us” or “our” after the partial spin-off of RXi refer only to Galena and Apthera.
     Our new RXi subsidiary was formed by us in agreement with two institutional investors (the “investors”). As described in more detail below under Item 1.01, on September 24, 2011, we contributed to RXi substantially all of our RNAi-related technologies and assets and entered into a number of agreements relating to RXi’s ongoing business and operations. RXi will focus on developing and commercializing therapeutic products based on RNAi technologies for the treatment of human diseases, including its lead anti-scarring and anti-fibrosis product candidate, RXI-109, with initial financing to be provided by the investors. In these agreements, we have committed, among other things, to undertake to distribute to our stockholders a portion of the RXi common stock held by Galena, which we refer to in this report as the “partial spin-off of RXi.” In this report, we sometimes refer to the shares of common stock of RXi to be distributed to our stockholders as the “spin-off shares.”
     To date, RXi’s activities have consisted of completing its organizational activities, acquiring our RNAi-related assets and entering into the agreements described in Item 1.01, below:
Item 1.01 Entry into a Material Definitive Agreement.
Contribution Agreement
     On September 24, 2011, we entered into a contribution agreement with RXi pursuant to which we assigned and contributed to RXi substantially all of our RNAi-related technologies and assets. The contributed assets consist primarily of our novel RNAi compounds and licenses relating to our RNAi technologies, as well as the lease of our Worcester, Massachusetts laboratory facility, fixed assets and other equipment located at the facility and our employment arrangements with certain scientific, corporate and administrative personnel who have become employees of RXi. In the contribution agreement, we have agreed to contribute $1.5 million of cash to the capital of RXi.
     Pursuant to the contribution agreement, RXi has agreed to assume certain recent accrued expenses of our RXi-109 development program and all future obligations under the contributed licenses, employment arrangements and other agreements. RXi has also agreed to make future milestone payments to us of up to $45 million, consisting of two one-time payments of $15 million and $30 million, respectively, if RXi achieves annual net sales equal to or greater than $500 million and $1 billion, respectively, of any covered products that may be developed with the contributed RNAi technologies.
     In the contribution agreement, we have made customary representations and warranties to RXi regarding the contributed assets and other matters, and the parties have agreed to customary covenants regarding the conduct of RXi’s business pending the partial spin-off of RXi. The parties also have agreed to indemnify each other against losses arising from a breach of their respective representations, warranties and covenants set forth in the contribution agreement.
     A copy of the contribution agreement is filed herewith as Exhibit 10.1, and the foregoing description of the principal terms and conditions of the contribution agreement is qualified by reference to such exhibit, the terms of which are incorporated herein by reference.

Securities Purchase Agreement
     On September 24, 2011, we entered into a securities purchase agreement with RXi and the investors, pursuant to which the investors agreed to purchase a total of $9,500,000 of Series A Preferred Stock (the “Preferred Stock”) at the closing of the partial spin-off of RXi, and to lend up to $1,500,000 to RXi to fund its operations between signing and closing (the “Bridge Loan”). The outstanding principal and accrued interest from the Bridge Loan will, except under certain circumstances described below, be converted into Preferred Stock at the closing and will represent a portion of the $9,500,000 total investment, which is referred to herein as the “RXi financing.” The RXi financing and the partial spin-off of RXi are subject to customary closing conditions, including the registration under the Securities Act of 1933, as amended (the “Securities Act"), of the distribution by us of the spin-off shares. There is no assurance that the RXi financing and the partial spin-off of RXi will be completed.
     The Preferred Stock will be convertible by a holder at any time into shares of RXi common stock, except to the extent that the holder would own more than 9.999% of the shares of RXi common stock outstanding immediately after giving effect to such conversion. Without regard to this conversion limitation, the shares of the Preferred Stock to be held by the investors upon completion of the RXi financing and the partial spin-off of RXi will be convertible into shares of RXi common stock representing approximately 83% of the shares of RXi common stock that would be outstanding, assuming the conversion in full of the Preferred Stock, which we refer to as the “as-converted common stock.” We will own approximately 12% of the as-converted common stock immediately prior to the partial spin-off of RXi, and Advirna, LLC, a key licensor of RXi, will be issued the remaining 5% of the as-converted common stock pursuant to the agreement with Advirna, as described below.
Spin-Off
     We have also agreed in the securities purchase agreement to undertake to distribute to our stockholders on a share-for-share basis approximately 8% of the as-converted common stock, subject to the registration of the distribution of such shares under the Securities Act and other conditions. Assuming the partial spin-off of RXi is completed, we will initially retain 4% of the as-converted common stock, and have agreed, in the securities purchase agreement, not to sell or dispose of our shares of RXi common stock for a one-year period following completion of the partial spin-off of RXi. The securities purchase agreement provides that the spin-off will be on a share-for-share basis, so that one share of RXi will be distributed as a dividend on each share of Galena that is issued and outstanding as of a record date to be determined prior to the spin-off. Accordingly, the capitalization of RXi has not yet been established and the actual number of spin-off shares, as well as the actual shares of common stock of RXi to be outstanding upon completion of the partial spin-off of RXi, are not yet known and will be determined at a subsequent time closer to the completion of the spin-off.
Purchase Agreement Terms and Conditions
     In the securities purchase agreement, the parties have made customary representations and warranties to the other parties and have agreed to customary covenants regarding the parties’ actions in connection with the partial spin-off of RXi and other matters, including the filing of a resale registration statement registering a portion of the common stock underlying the conversion of the Preferred Stock. The parties also have agreed to indemnify each other against losses arising from a breach of their respective representations, warranties and covenants set forth in the securities purchase agreement. RXi has agreed to reimburse Galena and the investors, upon completion of the partial spin-off of RXi, for up to a total of $350,000 of transaction costs relating to the contribution agreement, the securities purchase agreement and the transactions contemplated by the agreements.
     The securities purchase agreement may be terminated in certain circumstances, including by the investors or us if the partial spin-off of RXi has not occurred by February 22, 2012. If the securities purchase agreement is terminated without cause due to the fact that the spin-off has not occurred by such date, then a portion of the Bridge Loan will be converted into common stock of RXi, as described below.
     A copy of the securities purchase agreement is filed herewith as Exhibit 10.2, and the foregoing description of the principal terms and conditions of the securities purchase agreement is qualified by reference to such exhibit, the terms of which are incorporated herein by reference.

Bridge Loan
     Pursuant to the securities purchase agreement, the investors have agreed to provide the Bridge Loan by purchasing at signing $500,000 of secured convertible promissory notes of RXi and agreeing to purchase up to an additional $1 million of such promissory notes prior to closing (the “RXi convertible notes”). The RXi convertible notes will, except as described below, be convertible into shares of Preferred Stock at a conversion price of $1,000 per share. The proceeds from the Bridge Loan will be used by RXi in accordance with an operating budget approved by the investors to fund RXi’s business and operations pending completion of the partial spin-off of RXi.
     The RXi convertible notes accrue interest at a rate of 7% per annum (or 18% per annum in the case of an event of default) and mature on February 22, 2012, or earlier in the case of an event of default. The obligations due under the RXi convertible notes are secured by a first-priority blanket lien on the assets of RXi and are guaranteed by Galena. Additionally, Galena has pledged all of the shares of RXi common stock that it holds to further guaranty the timely repayment of the amounts due under the RXi convertible notes, if not converted into Preferred Stock at closing.
     The RXi convertible notes will be issued, and the Bridge Loan will be funded, in three tranches of $500,000 each, with the initial tranche issued on September 24, 2011 and the second and third tranches to be issued following the approval by the investors, in their discretion, of operating budgets for RXi during the period between September 24, 2011 and closing under the securities purchase agreement.
     If the closing of the transactions under the securities purchase agreement has not occurred by the maturity date of the notes, then 50% of the outstanding Bridge Loan balance will be converted into a number of shares of RXi common stock equal to 51% of the post-conversion shares outstanding. RXi will remain obligated to repay the remaining balance of the principal and accrued interest under the Bridge Loan, and, as noted above, Galena has agreed to guarantee RXi’s repayment of the RXi convertible notes to the extent they are not converted. In this event, Galena and Advirna will beneficially own 44% and 5%, respectively, of the outstanding shares of RXi common stock, and RXi will carry on as a stand-alone private company. Neither the investors nor our company will be obliged to provide any funding to RXi upon this event.
     The form of RXi convertible note is filed herewith as Exhibit 4.1, and the foregoing description of the principal terms of the RXi convertible notes is qualified by reference to such exhibit, the terms of which are incorporated herein by reference.
Preferred Stock Terms
     The Preferred Stock has a face value of $1,000 per share and will accrue dividends at a rate of 7% per annum from the date of issuance through the date of conversion or redemption, payable quarterly in shares of Preferred Stock.
     The holders of Preferred Stock do not have any right to elect directors and have only limited voting rights, which consist primarily of the right to vote under certain protective provisions set forth in the Certificate of Designations and the right to vote on any proposed Liquidation Event.
     The Preferred Stock will be convertible by a holder at any time into shares of RXi common stock. The rate at which the Preferred Stock will convert into RXi common stock will be established prior to closing, as set forth in Annex II to the securities purchase agreement. The conversion rate will be adjusted for certain events, such as stock splits, stock dividends, reclassifications and recapitalizations, and is subject to full-ratchet anti-dilution protection such that any subsequent issuance of Common Stock below the effective conversion price of the Preferred Stock at the time of such issuance automatically adjusts the conversion price of the Preferred Stock to such lower price. Holders of Preferred Stock may not convert if such conversion would result in the holder beneficially owning more than 9.999% of the Company’s then issued and outstanding shares of Common Stock.
     Upon a Liquidation Event (as defined in the Certificate of Designations), no other class or series of capital stock can receive any payment unless the Preferred Stock has first received a payment in an amount equal to $1,000 per share, plus all accrued and unpaid dividends, if applicable.
     A copy of the form of Certificate of Designations is attached as Exhibit C to the securities purchase agreement filed herewith as Exhibit
     10.2, and the foregoing description of the Preferred Stock is qualified in its entirety with reference to such document, the terms of which are incorporated herein by reference.
Advirna Agreement
     As part of the transactions contemplated by the contribution and securities purchase agreements, RXi has entered into an agreement with Advirna, LLC, which we refer to as “Advirna,” a company affiliated with Anastasia Khvorova, Ph.D., RXi’s Senior Vice President and Chief Scientific Officer. In the agreement, Advirna has agreed to amend its existing patent and technology assignment agreement with RXi to eliminate all clinical milestone and royalty payments to Advirna under the amended agreement; obligations remain to make an annual $100,000 maintenance fee and a one-time milestone payment of $350,000 to Advirna upon the issuance of a patent with valid claims covering the assigned technology. Additionally, RXi will be required to pay a 1% royalty to Advirna for any licensing revenue received by RXi on the license of the assigned Advirna technology. In exchange, RXi has agreed to issue to Advirna upon the earlier of the closing under the securities purchase agreement or the partial conversion of the RXi convertible notes, a number of shares of RXi common stock equal to 5% of the “as-converted common stock.”
     See Item 5.02 below for information regarding RXi’s new employment arrangement with Dr. Khvorova.
Investor Subscription Agreement
     On September 24, 2011, we entered into an investor subscription agreement with the investors under which they have agreed to purchase from Galena a total of $2.5 million of Galena common stock at a purchase price per share equal to the daily volume-weighted closing price of our common stock as reported on The NASDAQ Capital Market over the three trading days following our announcement of the agreements described above in this Item 1.01.
     The closing of the investors’ purchase of our common stock is expected to occur on September 30, 2011, subject to customary closing conditions. The shares of our common stock are being offered and sold to the investors pursuant to our shelf registration statement on Form S-3 (File No. 333-167025), which was declared effective by the Commission on May 28, 2010.
     A copy of the investor subscription agreement is filed herewith as Exhibit 10.3, and the foregoing description of the principal terms and conditions of the securities purchase agreement is qualified by reference to such exhibit, the terms of which are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information in Item 1.01, above, regarding Galena’s guarantee of RXi’s repayment of the RXi convertible notes is incorporated herein by reference.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Compensatory Arrangements of Certain Officers of RXi
     Mark J. Ahn, Ph.D., our President and Chief Executive Officer, serves as the sole director and as the President and Chief Financial Officer of RXi. In connection with the contribution of our RNAi assets to RXi, on September 24, 2011, Anastasia Khvorova, Ph.D., our former Chief Scientific Officer, and Pamela Pavco, Ph.D., our former Vice

President of Pharmaceutical Development, entered into new employment agreements with RXi and their former employment agreements with us were terminated without any severance obligations on our part.
     Under her new employment agreement, Dr. Khvorova will serve as the Senior Vice President and Chief Scientific Officer of RXi at an annual salary of $310,000. She also is entitled to a grant by RXi of stock options to purchase 2% of the as-converted common stock of RXi after the spin-off at an exercise price per share to be determined based on the fair value of RXi common stock at the date of grant. The options will be subject to vesting in equal monthly installments over the four-year period following the effective date of her employment, subject to accelerated vesting in some events.
     Dr. Khvorova’s employment agreement provides that, upon termination of Dr. Khvorova’s employment without “cause” (as defined) by RXi or by Dr. Khvorova for “good reason,” (as defined) she will be entitled to payment of (a) any accrued but unpaid salary and unused vacation as of the date of her termination, (b) twelve months (in the event of such termination within twelve months of the effective date of her employment) or six months (in the event of such termination after twelve months from the effective date of her employment), as the case may be, of salary from the date of termination and (c) continued participation, at RXi’s expense, during the applicable severance period in RXi’s sponsored group medical and dental plans. In the event her employment is terminated within twelve months following a “change of control” of RXi, she will be entitled to (x) twelve months of salary from the date of termination, (y) accelerated vesting of any unvested RXi stock options held by her as to 50% of the unvested option shares or the portion of the unvested option shares that would have vested over the following twenty-four months, whichever is greater, and (z) continued participation, at RXi’s expense, during the severance period in RXi’s sponsored group medical and dental plans.
     In connection with the transactions contemplated by the agreements described above, we paid Dr. Khvorova $50,000 in cash and issued to her, under our 2007 Incentive Plan, $50,000 of shares of our common stock valued for this purpose at the closing price of our common stock as reported on The NASDAQ Capital Market on September 26, 2011. We also have agreed in conjunction with completion of the partial spin-off of RXi to grant to Dr. Khvorova under our 2007 Incentive Plan an option to purchase up to 50,000 shares of our common stock at an exercise price equal to the closing price of our common stock as reported on The NASDAQ Capital Market on the date the partial spin-off of RXi is completed.
     Under Dr. Pavco’s new employment agreement, she will serve as RXi’ s Senior Vice President of Pharmaceutical Development at an annual salary of $300,000. She also is entitled under her employment agreement to a grant by RXi of stock options to purchase 2% of the as-converted common stock of RXi at an exercise price per share to be determined based on the fair value of RXi common stock at the date of grant. The options will be subject to vesting in equal monthly installments over the four-year period following the effective date of her employment, subject to accelerated vesting in some events.
     Dr. Pavco’s employment agreement provides that, upon termination of Dr. Pavco’s employment without “cause” (as defined) by RXi or by Dr. Pavco for “good reason,” (as defined) she will be entitled to payment of (a) any accrued but unpaid salary and unused vacation as of the date of her termination, (b) twelve months (in the event of such termination within twelve months of the effective date of her employment) or six months (in the event of such termination after twelve months from the effective date of her employment), as the case may be, of salary from the date of termination, and (c) continued participation, at RXi’s expense, during the applicable severance period in RXi’s sponsored group medical and dental plans. In the event her employment is terminated within twelve months following a “change of control” of RXi, she will be entitled to (x) twelve months of salary from the date of termination, (y) accelerated vesting of any unvested RXi stock options held by her as to 50% of the unvested option shares or the portion of the unvested option shares that would have vested over the following twenty-four months, whichever is greater, and (z) continued participation, at RXi’s expense, during the severance period in RXi’s sponsored group medical and dental plans.
     In connection with the transactions contemplated by the definitive agreements described above, we granted Dr. Pavco, under our 2007 Incentive Plan, an option to purchase up to 150,000 of shares of our common stock at an exercise price equal to the closing price of our common stock as reported on The NASDAQ Capital Market on September 26 , 2011. We also have agreed to amend Dr. Pavco’s previously outstanding stock options under our 2007 Incentive Plan to provide for the continued vesting and exercisability of the options in the usual way for so long as she remains in the employ of RXi.
Compensatory Arrangements of Chief Operating Officer
     On September 23, 2011, we amended our existing employment agreement with Mark W. Schwartz, Ph.D., our Senior Vice President and Chief Operating Officer, to extend the term of the employment agreement to September 23, 2013 and to increase Dr. Schwartz’s base annual salary from $275,000 to $350,000.
Resignation of Chief Financial Officer
     On September 23, 2011, Robert E. Kennedy resigned as our Vice President and Chief Financial Officer. He will remain as a consultant to our company through March 31, 2012 at his current base salary under his former employment agreement. Dr. Ahn has assumed the duties of Chief Financial Officer pending our search for a possible replacement for Mr. Kennedy.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Amendment to Certificate of Incorporation
     In order to effect the change in our company’s name contemplated by the securities purchase agreement as described in Item 1.01, above, on September 26, 2011, we amended our certificate of incorporation to change our name to Galena Biopharma, Inc.
     In connection with the change of our company name, we obtained a new trading symbol for our common stock on The NASDAQ Capital Market. On or about the time of the spin-off, our common stock will commence trading under the symbol “GALE,” while the common stock of RXi is expected to trade under the symbol “RXII.”
Item 8.01 Other Events.
     In connection with the contribution to RXi of the lease of our Worcester, Massachusetts, laboratory facility, we relocated our executive offices to 310 N. State Street, Suite 208, Lake Oswego, Oregon 97034. Our telephone number there is (855) 855-4253 and our website is www.galenabiopharma.com. The information available on our website is not part of this report.
     A copy of our press release issued on September 26, 2011 with respect to the matters reported in this report is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and
     Exhibits. (d) Exhibits
     We are filing as part of this report the exhibits listed on the accompanying Index to Exhibits, which information is incorporated herein by reference.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 26, 2011	GALENA BIOPHARMA, INC.
	By:	/s/ Mark J. Ahn
Mark J. Ahn
President and Chief Executive Officer

Index to Exhibits

Exhibit No.	Description
3.1	Certificate of Ownership and Merger.

4.1	Form of Secured Convertible Promissory Notes, dated September 24, 2011 of RXi Pharmaceuticals Corporation (formerly, RNCS, Inc.).

10.1	Contribution Agreement, dated September 24, 2011, between Galena Biopharma, Inc. (formerly RXi Pharmaceuticals Corporation) and RXi Pharmaceuticals Corporation (formerly RNCS, Inc.).

10.2	Securities Purchase Agreement, dated September 24, 2011, among Galena Biopharma, Inc. (formerly, RXi Pharmaceuticals Corporation), RXi Pharmaceuticals Corporation (formerly, RNCS, Inc.), Tang Capital Partners, LP and RTW Investments, LLC.

10.3	Investor Subscription Agreement, dated September 24, 2011, among Galena Biopharma, Inc. (formerly, RXi Pharmaceuticals Corporation), Tang Capital Partners, LP. and RTW Investments, LLC.

10.4	Employment Agreement, dated September 24, 2011, between RXi Pharmaceuticals Corporation (formerly, RNCS, Inc.) and Anastasia Khvorova, Ph.D.

10.5	Employment Agreement, dated September 24, 2011, between RXi Pharmaceuticals Corporation (formerly, RNCS, Inc.) and Pamela Pavco, Ph.D.

10.6	Amendment No. 1 to Employment Agreement, dated September 23, 2011, between Galena Biopharma, Inc. (formerly RXi Pharmaceuticals Corporation) and Mark W. Schwartz, Ph.D.

99.1	Press release of Galena Biopharma, Inc., dated September 26, 2011.